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EXHIBIT 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
First Interstate BancSystem of Montana, Inc.:

We consent to the inclusion of our report dated October 18, 1996, with respect to the combined balance sheets of First Interstate Bank of Montana, N.A. and First Interstate Bank of Wyoming, N.A. (the "Combined Banks") as of December 31, 1995 and 1994, and the related combined statements of income, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995 which report appears in Amendment No. 1 to the Form 8-K of First Interstate BancSystem of Montana, Inc. dated October 1, 1996.

Our report refers to a change in their method of accounting for impairment of loans to adopt the provisions of the Financial Accounting Standards Board's ("FASB") Statement on Financial Accounting Standards ("SFAS") No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES, on January 1, 1995, a change in their method of accounting for investment securities to adopt the provisions of SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, at January 1, 1994 and a change in their method of accounting for postretirement benefits other than pensions to adopt the provisions of SFAS No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS at January 1, 1993.









    /s/ KPMG Peat Marwick LLP
Billings, Montana
December 13, 1996